Exhibit 11
RTW, INC. AND SUBSIDIARY
Statement Regarding Computation of Basic and Diluted Net Income Per Share

	For the three months		For the nine months
	ended September 30:		ended September 30:
	2007	2006	2007	2006

Basic weighted average shares outstanding	5,174,740	5,277,250	5,169,999	5,356,966

Stock options:
Options at $10.75	—	—	—	207
Options at $9.95	—	—	—	2
Options at $9.50	—	452	—	472
Options at $8.81	—	5,229	226	5,325
Options at $8.75	—	125	7	128
Options at $6.50	1,642	2,690	1,725	2,582
Options at $6.45	—	—	—	188
Options at $6.18	27,835	51,223	29,762	52,222
Options at $6.00	20,899	28,664	20,364	27,793
Options at $4.50	703	2,571	1,076	2,580
Options at $3.80	13,784	15,952	13,920	15,993
Options at $3.13	4,768	5,702	4,802	5,713
Options at $2.60	—	1,881	—	1,884
Options at $2.20	5,598	8,421	5,622	11,055
Options at $2.19	31,437	38,628	31,570	39,761
Options at $1.98	17,382	19,747	17,448	21,092

Diluted weighted average shares outstanding	5,298,788	5,458,535	5,296,521	5,543,963

Net income (000’s)	$1,017	$951	$2,484	$3,439

Net income per share:
Basic income per share	$0.20	$0.18	$0.48	$0.64
Diluted income per share	$0.19	$0.17	$0.47	$0.62